Filed Pursuant to Rule 433

Registration No. 333-180488

Subject to Completion

Preliminary Term Sheet dated January 25, 2013

The notes are being issued by Bank of America Corporation (“BAC”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-6 of this term sheet and “Risk Factors” beginning on page S-9 of product supplement LIRN-3.

The estimated initial value of the notes at the time the terms of the notes are set will be less than the public offering price. See “Summary” on the following page, “Risk Factors” on page TS-6 of this term sheet and “Structuring the Notes” on page TS-10 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1) (2)	$10.00	$
Underwriting discount (1) (2)	$0.20	$
Proceeds, before expenses, to BAC	$9.80	$

(1)

For any purchase of 500,000 units or more in a single transaction by an individual investor, the public offering price and the underwriting discount will be $9.95 per unit and $0.15 per unit, respectively.

(2)

For any purchase by certain fee-based trusts and discretionary accounts managed by U.S. Trust operating through Bank of America, N.A., the public offering price and underwriting discount will be $9.80 per unit and $0.00 per unit, respectively.

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

February     , 2013

Units

$10 principal amount per unit

CUSIP No.

Bank of America

Pricing Date* February , 2013

Settlement Date* March , 2013

Maturity Date* February , 2015

*Subject to change based on the actual date the notes are priced for initial sale to the public (the “pricing date”)

Capped Leveraged Index Return Notes® Linked to the Front-Month Platinum Futures Contract

¡ Maturity of approximately two years

¡ 2-to-1 upside exposure to increases in the price of the Platinum Futures Contract, subject to a capped return of [14% to 18%]

¡ 1-to-1 downside exposure to decreases in the price of the Platinum Futures Contract beyond a 5% decline, with up to 95% of your principal at risk

¡ All payments occur at maturity and are subject to the credit risk of Bank of America Corporation

¡ No periodic interest payments

¡ Limited secondary market liquidity, with no exchange listing

Capped Leveraged Index Return Notes® Linked to the Front-Month Platinum Futures Contract, due February , 2015

Summary

The Capped Leveraged Index Return Notes® Linked to the Front-Month Platinum Futures Contract, due February     , 2015 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC. The notes provide you a leveraged return, subject to a cap, if the Ending Value of the Market Measure, which is the Front-Month Platinum Futures Contract (the “Platinum Futures Contract”), is greater than its Starting Value. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. The amount you receive at maturity will be calculated based on the $10 Original Offering Price per unit and the performance of the Platinum Futures Contract. See “Terms of the Notes” below.

Payments on the notes depend on our credit risk and on the performance of the Platinum Futures Contract. The economic terms of the notes (including the Capped Value) are based on the rate we would pay to borrow funds through the issuance of market-linked notes and the terms of certain related hedging arrangements. The implied borrowing rate for market-linked notes is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in borrowing rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the estimated initial value of the notes.

Due to these factors, the public offering price you pay to purchase the notes will be greater than the estimated initial value of the notes determined immediately at the time the terms of the notes are set. This estimated initial value is expected to be between $9.63 and $9.68 per unit. The estimated initial value will be calculated shortly before pricing and will be set forth in the final term sheet made available to investors in the notes. For more information about the estimated initial value and the structuring of the notes, see “Structuring the Notes” on page TS-10.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately two years
Market Measure:

The Platinum Futures Contract, which is the front-month platinum futures contract traded on the New York Mercantile Exchange (the “NYMEX”) under the symbol “PL1 <Cmdty>”. The Platinum Futures Contract that will be used to determine the Starting Value is expected to be the contract scheduled for delivery in April 2013, and the Platinum Futures Contract that will be used to determine the Ending Value will be the contract scheduled for delivery in March 2015, in each case, subject to change depending upon when the pricing date and the calculation day occur.

Starting Value:

The official settlement price of the Platinum Futures Contract on the NYMEX, as reported on Bloomberg L.P., on the pricing date. The pricing date is subject to the Starting Value Commodity-Based Market Measure Disruption Calculation, as described on page S-26 of product supplement LIRN-3.

Ending Value:

The official settlement price of the Platinum Futures Contract on the scheduled calculation day. The calculation day is subject to postponement in the event of Market Disruption Events, as described on page S-22 of product supplement LIRN-3.

Threshold Value:	95% of the Starting Value, rounded to two decimal places.
Capped Value:	[$11.40 to $11.80] per unit of the notes, which represents a return of [14% to 18%] over the Original Offering Price. The actual Capped Value will be determined on the pricing date.
Calculation Day:	The fifth scheduled Market Measure Business Day immediately preceding the maturity date
Participation Rate:	200%
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit described in “Structuring the Notes” on page TS-10.
Calculation Agent:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), a subsidiary of BAC.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes® Linked to the Front-Month Platinum Futures Contract, due February , 2015

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement LIRN-3 dated April 2, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512146420/d326518d424b5.htm

▪	Series L MTN prospectus supplement dated March 30, 2012 and prospectus dated March 30, 2012:

http://www.sec.gov/Archives/edgar/data/70858/000119312512143855/d323958d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S by calling 1-866-500-5408. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-3. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Platinum Futures Contract will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Platinum Futures Contract decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo the rights and benefits of owning platinum or any related futures contract.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, the implied borrowing rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Platinum Futures Contract will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive the rights and benefits of owning platinum or any related futures contract.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to the Front-Month Platinum Futures Contract, due February , 2015

Hypothetical Payout Profile and Examples of Payments at Maturity

The below graph is based on hypothetical numbers and values.

This graph reflects the returns on the notes, based on the Participation Rate of 200%, a Threshold Value of 95% of the Starting Value and a Capped Value of $11.60, the midpoint of the Capped Value range of [$11.40 to $11.80]. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in platinum, as measured by the Platinum Futures Contract.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on a hypothetical Starting Value of 100, a Threshold Value of 95, the Participation Rate of 200%, a Capped Value of $11.60 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Threshold Value, Ending Value, Capped Value, and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent actual prices of the Market Measure, see “The Platinum Futures Contract” section below. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
60.00		-40.00%	$6.50		-35.00%
70.00		-30.00%	$7.50		-25.00%
80.00		-20.00%	$8.50		-15.00%
90.00		-10.00%	$9.50		-5.00%
94.00		-6.00%	$9.90		-1.00%
95.00	(1)	-5.00%	$10.00		0.00%
97.00		-3.00%	$10.00		0.00%
100.00	(2)	0.00%	$10.00		0.00%
103.00		3.00%	$10.60		6.00%
106.00		6.00%	$11.20		12.00%
110.00		10.00%	$11.60	(3)	16.00%
120.00		20.00%	$11.60		16.00%
130.00		30.00%	$11.60		16.00%
140.00		40.00%	$11.60		16.00%
150.00		50.00%	$11.60		16.00%
160.00		60.00%	$11.60		16.00%

(1)	This is the hypothetical Threshold Value.

(2)	The hypothetical Starting Value of 100 used in these examples has been chosen for illustrative purposes only, and does not represent a likely actual Starting Value for the Market Measure.

(3)	The Redemption Amount per unit cannot exceed the hypothetical Capped Value.

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to the Front-Month Platinum Futures Contract, due February , 2015

Redemption Amount Calculation Examples

Example 1

The Ending Value is 85.00, or 85.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	85.00
Threshold Value:	95.00

$10 –	[	$10 ×	(95 – 85)	]	= $9.00	Redemption Amount per unit
100

Example 2

The Ending Value is 98.00, or 98.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	98.00
Threshold Value:	95.00

Redemption Amount (per unit) = $10.00, the Original Offering Price, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3

The Ending Value is 105.00, or 105.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	105.00

$10 +	[	$10 × 200% ×	(105 – 100)	]	= $11.00	Redemption Amount per unit
100

Example 4

The Ending Value is 130.00, or 130.00% of the Starting Value:

Starting Value:	100.00
Ending Value:	130.00

$10 +	[	$10 × 200% ×	(130 – 100)	]	= $16.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $11.60 per unit
100

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to the Front-Month Platinum Futures Contract, due February , 2015

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement LIRN-3, page S-5 of the MTN prospectus supplement, and page 8 of the prospectus identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Platinum Futures Contract as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪

Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in platinum, as measured by the Platinum Futures Contract.

▪

The public offering price you pay for the notes will exceed their estimated initial value. The estimated initial value of the notes that will be provided in the final term sheet is an estimate only, calculated to reflect the costs and charges included in the notes and the implied borrowing rate at the time the terms of the notes are set, and is provided for informational purposes only. The estimated initial value does not represent a minimum price at which we, MLPF&S or any of our affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.

▪

A trading market is not expected to develop for the notes. Neither we nor MLPF&S is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than their estimated initial value. This is due to, among other things, changes in the level of the Platinum Futures Contract, the implied borrowing rate we pay to issue market-linked notes, and the inclusion in the public offering price of the underwriting discount and the hedging related charge, all as further described in “Structuring the Notes” on page TS-10. These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

▪

Our business activities as a full service financial institution, including our commercial and investment banking activities, our hedging and trading activities (including trades in platinum and related futures contracts) and any hedging and trading activities we engage in for our clients’ accounts may affect the market value and return of the notes and may create conflicts of interest with you.

▪	Ownership of the notes will not entitle you to any rights with respect to platinum or any related futures contracts.

▪	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.

▪	Suspensions or disruptions of trading in platinum and related futures contracts may adversely affect the value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement LIRN-3.

Additional Risk Factors

The price movements in the Platinum Futures Contract may not correlate with changes in platinum’s spot price.

The Platinum Futures Contract is a futures contract for platinum that trades on the NYMEX. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, a commodity futures contract is typically an agreement to buy a set amount of an underlying physical commodity at a predetermined price during a stated delivery period. A futures contract reflects the expected value of the underlying physical commodity upon delivery in the future. In contrast, the underlying physical commodity’s current or “spot” price reflects the immediate delivery value of the commodity.

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to the Front-Month Platinum Futures Contract, due February , 2015

The notes are linked to the Platinum Futures Contract and not to the spot price of platinum, and an investment in the notes is not the same as buying and holding platinum. While price movements in the Platinum Futures Contract may correlate with changes in the spot price of platinum, the correlation will not be perfect and price movements in the spot market for platinum may not be reflected in the futures market (and vice versa). Accordingly, an increase in the spot price of platinum may not result in an increase in the price of the Platinum Futures Contract. The value of the Platinum Futures Contract may decrease while the spot price for platinum remains stable or increases, or does not decrease to the same extent.

There are risks associated with investing in platinum or platinum-linked notes.

Platinum prices are primarily responsive to global supply and demand. Key factors that may influence prices are the policies in or political stability of the most important producing countries, in particular, Russia and South Africa (which together account for over 85% of mine production), the size and availability platinum stockpiles, as well as economic conditions in the countries that are the principal consumers of platinum, including the United States and China. Demand for platinum from the automotive industry, which uses platinum in catalytic converters, accounts for the majority of the industrial use of platinum. The primary non-industrial demand for platinum comes from jewelry and physically-backed exchange traded funds. Accordingly, reduced demand in these and other industries in which platinum is used could reduce the value of the notes.

The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the Platinum Futures Contract.

The price movements in the Platinum Futures Contract may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts on platinum or similar underlying commodities that have more distant delivery dates than the Platinum Futures Contract. The prices for these distant-delivery futures contracts may not increase to the same extent as the prices of the Platinum Futures Contract, or may decrease to a greater extent, which may adversely affect the value of the notes.

The policies of the NYMEX are subject to change, in a manner which may reduce the value of the notes.

The policies of the NYMEX concerning the manner in which the price of platinum is calculated may change in the future. The NYMEX is not our affiliate, and we have no ability to control or predict the actions of the NYMEX. The NYMEX may also from time to time change its rules or bylaws or take emergency action under its rules. The NYMEX may discontinue or suspend calculation or dissemination of information relating to the Platinum Futures Contract. Any such actions could affect the price of the Platinum Futures Contract, and therefore, the value of the notes.

Other Terms of the Notes

The provisions of this section supersede and replace the definition of “Market Disruption Event” set forth in product supplement LIRN-3.

Market Disruption Event

A “Market Disruption Event” means any of the following events, as determined by the calculation agent:

(A) the suspension of or material limitation on trading in platinum, or futures contracts or options related to platinum, on the Relevant Market (as defined below);

(B) the failure of trading to commence, or permanent discontinuance of trading, in platinum, or futures contracts or options related to platinum, on the Relevant Market;

(C) the failure of the NYMEX (as defined above) to calculate or publish the official settlement price of platinum for that day (or the information necessary for determining the official settlement prices); or

(D) any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge that we or our affiliates have effected or may effect as to the notes.

For the purpose of determining whether a Market Disruption Event has occurred:

(A) a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular trading hours of the Relevant Market; and

(B) a suspension of or material limitation on trading in the Relevant Market will not include any time when trading is not conducted or prices are not quoted by NYMEX in the Relevant Market under ordinary circumstances.

Relevant Market

“Relevant Market” means the market on which members of the NYMEX, or any successor thereto, quote prices for the buying and selling of platinum, or if such market is no longer the principal trading market for platinum or options or futures contracts for platinum, such other exchange or principal trading market for platinum as determined by the calculation agent which serves as the source of prices for platinum, and any principal exchanges where options or futures contracts on platinum are traded.

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes® Linked to the Front-Month Platinum Futures Contract, due February , 2015

The Platinum Futures Contract

We have derived all information regarding the Platinum Futures Contract and the NYMEX from publicly available sources. This information reflects the policies of, and is subject to change without notice by, NYMEX. The consequences of NYMEX discontinuing trading in the Platinum Futures Contract are discussed in the section entitled “Description of LIRNs — Discontinuance of a Market Measure” beginning on page S-27 of product supplement LIRN-3. None of us, the calculation agent, or MLPF&S accepts any responsibility for the calculation or dissemination of information relating to the Platinum Futures Contract.

The Futures Market

An exchange-traded futures contract, such as the Platinum Futures Contract, provides for the future purchase and sale of a specified type and quantity of a commodity at a particular price and on a specific date. Futures contracts are standardized so that each investor trades contracts with the same requirements as to quality, quantity, and delivery terms. Rather than settlement by physical delivery of the commodity, futures contracts may be settled for the cash value of the right to receive or sell the specified commodity on the specified date. Exchange-traded futures contracts are traded on organized exchanges such as NYMEX, known as “contract markets,” through the facilities of a centralized clearing house and a brokerage firm which is a member of the clearing house.

The New York Mercantile Exchange

NYMEX, located in New York City, is the world’s largest physical commodities futures exchange and one of four “Designated Contract Markets” (each, a self-regulatory exchange) comprising the CME Group Inc. (the “CME Group”). It offers futures contracts and options on futures contracts based on energy and metals commodities and clearing services for privately negotiated energy transactions. NYMEX uses an open outcry trading facility during the day and has an electronic trading system after hours. NYMEX began commodities trading in 1872, organized as the Butter and Cheese Exchange of New York, and has since traded a variety of commodity products. The establishment of energy futures trading on NYMEX occurred in 1978, with the introduction of heating oil futures contracts. NYMEX opened trading in leaded gasoline futures in 1981, followed by crude oil futures contracts in 1983 and unleaded gasoline futures contracts in 1984. In August 2008, NYMEX was acquired by CME Group.

NYMEX members include individual traders, as well as most of the world’s largest banks, hedge funds, and brokerage and investment houses. Members can execute trades for their own accounts, for clearing firm accounts, for the accounts of other members, or for the accounts of customers of clearing firms. NYMEX memberships can be bought, sold, and leased. Applicants for membership must meet certain business integrity and financial requirements. They must also comply with the provisions of the Commodity Exchange Act and the rules and regulations issued by the CFTC, and register with the National Futures Association either as a floor trader or floor broker if they intend to access the trading floors. NYMEX’s board of directors adopts rules and regulations governing the trading on the exchange, as well as to maintain appropriate business conduct and to provide protection to the public in its dealings with NYMEX and its members.

The Platinum Futures Contract

The Platinum Futures Contract is the front-month platinum futures contract traded on NYMEX. The Platinum Futures Contract trades in units of 50 troy ounces of minimum 99.95% pure platinum. The settlement price of the Platinum Futures Contract is reported by Bloomberg under the symbol PL1 <Cmdty>.

The following summarizes selected specifications relating to the Platinum Futures Contract:

▪	Price Quotation: U.S. dollars and cents per troy ounce.

▪	Minimum Daily Price Fluctuation (Tick Size): $0.05 per troy ounce.

The value of the Platinum Futures Contract on any trading day will be the official settlement price of the front-month platinum futures contract on NYMEX, expressed in dollars and cents per troy ounce, as determined by NYMEX.

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes® Linked to the Front-Month Platinum Futures Contract, due February , 2015

The following graph shows the monthly historical performance of the Platinum Futures Contract in the period from January 2007 through December 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On January 17, 2013, the official settlement price of the Platinum Futures Contract was 1,697.80.

This historical data on the Platinum Futures Contract is not necessarily indicative of the future performance of the Platinum Futures Contract or what the value of the notes may be. Any historical upward or downward trend in the price of the Platinum Futures Contract during any period set forth above is not an indication that the price of the Platinum Futures Contract is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the Platinum Futures Contract.

Capped Leveraged Index Return Notes®	TS-9

Capped Leveraged Index Return Notes® Linked to the Front-Month Platinum Futures Contract, due February , 2015

Supplement to the Plan of Distribution; Conflicts of Interest

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S, a broker-dealer subsidiary of BAC, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and will participate as selling agent in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of Rule 5121 applicable to FINRA members. MLPF&S may not make sales in this offering to any of its discretionary accounts without the prior written approval of the account holder.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the notes occurs more than three business days from the pricing date, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S will not receive an underwriting discount for notes sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A.

The value of the notes shown on your account statement will be based on MLPF&S’s estimate of the value of the notes if MLPF&S or another of our affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that MLPF&S may pay for the notes in light of then-prevailing market conditions, our creditworthiness and transaction costs. At certain times, this price may be higher than or lower than the estimated initial value of the notes. For a short initial period after the issuance of the notes, at MLPF&S’s discretion, any purchase price paid by MLPF&S in the secondary market may be, in certain circumstances, closer to the amount that you paid for the notes than to their estimated initial value. However, neither we nor any of our affiliates is obligated to purchase your notes at any price, or at a price that exceeds their estimated initial value.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these will include MLPF&S’s trading commissions and mark-ups. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Platinum Futures Contract. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate that we might pay for a conventional fixed or floating rate debt security and is generally lower by an amount ranging from 0.25% to 0.50% per annum (equivalent to $0.05 to $0.10 per unit) at the time we commence the offering of our market-linked notes. This generally relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, typically result in the estimated initial value of the notes at the time the terms of the notes are set being less than their public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the performance of the Platinum Futures Contract and the $10 per unit Original Offering Price. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with MLPF&S or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Platinum Futures Contract, the tenor of the note and the tenor of the hedging arrangements. The economic terms of the notes depend in part on the terms of these hedging arrangements.

MLPF&S has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to MLPF&S from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by the hedge providers.

The lower implied borrowing rate, the underwriting discount and the hedging-related costs and charges, reduce the economic terms of the notes to you and result in the estimated initial value for the notes (estimated at the time the terms of the notes are set) being less than the public offering price for the notes. For further information, see “Risk Factors — General Risks Relating to LIRNs” beginning on page S-9 and “Use of Proceeds” on page S-19 of product supplement LIRN-3.

Capped Leveraged Index Return Notes®	TS-10

Capped Leveraged Index Return Notes® Linked to the Front-Month Platinum Futures Contract, due February , 2015

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•	There is no statutory, judicial, or administrative authority directly addressing the characterization of the notes.

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You agree with us (in the absence of an administrative determination, or judicial ruling to the contrary) to characterize and treat the notes for all tax purposes as a single financial contract with respect to the Platinum Futures Contract.

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Under this characterization and tax treatment of the notes, a U.S. Holder (as defined beginning on page 62 of the prospectus) generally will recognize capital gain or loss upon maturity or upon a sale or exchange of the notes prior to maturity. This capital gain or loss generally will be long-term capital gain or loss if you held the notes for more than one year.

•	No assurance can be given that the IRS or any court will agree with this characterization and tax treatment.

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Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page 85 of the prospectus), will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. You should review carefully the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-34 of product supplement LIRN-3.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are our registered service marks.

Capped Leveraged Index Return Notes®	TS-11